Exhibit 99.1

SystemOne Technologies Reports Second Quarter 2003 Results

MIAMI, Florida, August 14, 2003 — SystemOne Technologies Inc. (OTC BB: STEK.OB) today reported its second quarter 2003 operating results.

Revenues for the three months ended June 30, 2003 were $5,686,000 compared to revenues of $4,366,000 in the corresponding period of 2002, a 30.2% increase. The Company generated an operating profit for the three months ended June 30, 2003 of $1,305,000 compared with an operating profit of $1,011,000 in the corresponding period of 2002. The Company’s net profit for the three months ended June 30, 2003 was $647,000 or a profit of 13 cents per share, compared with a net profit of $281,000 or a profit of 6 cents per share, in the corresponding period of 2002. The Company’s net profit to common stock after preferred dividends for the three months ended June 30, 2003 was $96,000 or a profit of 2 cents per share, compared with a net loss of $243,000 or a loss of 5 cents per share, in the corresponding period of 2002.

Revenues for the six months ended June 30, 2003 were $11,310,000 compared to revenues of $8,820,000 in the corresponding period of 2002, a 28.2% increase. The Company generated an operating profit for the six months ended June 30, 2003 of $2,799,000 compared with an operating profit of $2,089,000 in the corresponding period of 2002. The Company’s net profit for the six months ended June 30, 2003 was $1,446,000 or a profit of 29 cents per share, compared with a net profit of $489,000 or a profit of 10 cents per share, in the corresponding period of 2002. The Company’s net profit to common stock after preferred dividends for the six months ended June 30, 2003 was $343,000 or a profit of 7 cents per share, compared with a net loss of $558,000 or a loss of 12 cents per share, in the corresponding period of 2002.

Chief Executive Officer Paul I. Mansur stated, “We are pleased to report that the Company’s second quarter operating results reflect a significant improvement over the corresponding period of the prior year and the Company’s second consecutive quarter of net profit. We are also pleased to report that the company has certified its quarterly report pursuant to 18 U.S.C. section 1350, as adopted pursuant to section 906 of the Sarbanes-Oxley Act of 2002.”

Founded in 1990, SystemOne Technologies designs, manufactures, sells and supports a full range of self contained, recycling industrial parts washing products for use in the automotive, aviation, marine and general industrial markets. The Company has been awarded eleven patents for its products which incorporate innovative, proprietary resource recovery and waste minimization technologies. The Company is headquartered in Miami, Florida.

This press release contains forward-looking statements regarding future events and the future performance of SystemOne Technologies that involves risks and uncertainties that could cause actual events to differ materially including the Company’s ability to sustain continuing improvements in revenues and profits. We refer you to the documents that SystemOne Technologies files from time to time with the Securities and Exchange Commission which contain important factors that could cause its results to differ from its current expectations.

CONTACT: SystemOne Technologies Inc.
Paul I. Mansur, Chief Executive Officer, 305-593-8015

SYSTEMONE TECHNOLOGIES INC.
CONDENSED BALANCE SHEETS
(In thousands, except share data)

	June 30,	December 31,
	2003	2002

	Unaudited

ASSETS

Current assets:
Cash and cash equivalents	$1,009	$505
Receivables, net of allowance of $123 and $123	3,576	2,586
Inventories	1,467	1,251
Prepaid and other assets	245	384

Total current assets	6,297	4,726

Property and equipment, net	954	1,133
Non-current portion of receivables, net of discount	2,206	2,009
Other assets	246	316

Total assets	$9,703	$8,184

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Accounts payable and accrued expenses	$1,751	$1,253
Warranty accrual	611	435
Deferred revenue	89	106
Current installments of long-term debt and obligations under capital leases	104	142

Total current liabilities	2,555	1,936

Long-term debt	30,321	30,835
Warranty accrual, non-current	207	239

Total liabilities	33,083	33,010

Commitments & contingencies

Redeemable convertible preferred stock, $1.00 par value per share. Authorized 1,500,000 shares, 189,668 and 182,270 issued and outstanding at liquidation value	18,967	18,227
Less unamortized discount	(645)	(1,008)

Net redeemable convertible preferred stock	18,322	17,219

Stockholders’ deficit:
Common stock, $0.001 par value per share. Authorized 25,000,000 shares, issued and outstanding 4,959,779 and 4,742,923	5	5
Additional paid-in capital	20,723	20,723
Deficit	(62,430)	(62,773)

Total stockholders’ deficit	(41,702)	(42,045)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$9,703	$8,184

See accompanying notes to condensed financial statements (unaudited).

SYSTEMONE TECHNOLOGIES INC.
CONDENSED STATEMENTS OF OPERATIONS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2003 AND 2002
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended		Six Months Ended

	June 30,	June 30,	June 30,	June 30,
	2003	2002	2003	2002

Revenue	$5,686	$4,366	$11,310	$8,820

Cost of goods sold	3,498	2,622	6,877	5,231

Gross profit	2,188	1,744	4,433	3,589

Operating expenses:
Selling, general and administrative	789	735	1,443	1,430
Research and development	94	73	191	145
Restructuring and other charges		(75)		(75)
Total operating expenses	883	733	1,634	1,500

Profit from operations	1,305	1,011	2,799	2,089

Interest expense	(772)	(818)	(1,570)	(1,761)
Interest income	131	88	250	161

Interest expense, net	(641)	(730)	(1,320)	(1,600)

Income before income tax provision	664	281	1,479	489

Income tax provision	(17)	—	(33)	—

Net income	647	281	1,446	489

Dividends and accretion of discount on redeemable convertible preferred stock	(551)	(524)	(1,103)	(1,047)

Net income (loss) to common shares	$96	$(243)	$343	$(558)

Basic net income (loss) per common share	$.02	$(.05)	$.07	$(.12)

Diluted net income (loss) per common share	$.02	$(.05)	$.06	$(.12)

Weighted average shares outstanding	4,944,831	4,742,923	4,913,053	4,742,923

Weighted average shares outstanding	5,726,747	4,742,923	5,727,211	4,742,923

See accompanying notes to condensed financial statements (unaudited).